Exhibit 3.46
RESTATED ARTICLES OF ORGANIZATION
OF
CREATIVE NETWORKS, L.L.C.
     Pursuant to the provisions of A.R.S. § 29-633(D), Creative Networks, L.L.C., formerly known as Matrix Networks, L.L.C., whose Articles of Organization were initially filed with the Arizona Corporation Commission as of September 1, 1995, hereby adopts the following Restated Articles of Organization:
1.	The name of the limited liability Company is Creative Networks, L.L.C.

2.	The address of the registered office of the limited liability company is 201 West Coolidge Street, Suite 100, Phoenix, Arizona 85013.

3.	The name and address of the agent for service is:
Norman C. Storey, Esq.
Squire, Sanders & Dempsey
40 N. Central Ave., Suite 2700
Phoenix, Arizona 85004
4.	There will be two or more members of the limited liability company at the time of its formation.

5.	Management of the limited liability company is vested in its managers.

6.	The name and business address of the five managers of the limited liability company are:
Hollis R. Bohling
3420 E. Shea Blvd., Suite 115 ‘
Phoenix, Arizona 85028
Gale L. Bohling
3420 E. Shea Blvd., Suite 115
Phoenix, Arizona 85028
Guy A. Gibson
1380 Lawrence St., Suite 1410
Denver. Colorado -85024
D. Mark Spencer
1380 Lawrence St., Suite 1410
Denver, Colorado 85024

Richard V. Schmitz
1380 Lawrence St., Suite 1410
Denver, Colorado 85024
7.	The name and address of each member who has a twenty percent or greater interest in the limited liability company are:
Matrix Diversified, Inc.
201 West Coolidge Street, Suite 100
Phoenix, Arizona 85013
8.	The latest date on which the limited liability company is to dissolve is December 31,2030.

9.	The organizer of the limited liability company was Matrix Diversified, Inc., an Arizona corporation, by Norman C. Storey, its Assistant Secretary.

DATED: October 2, 1995.

/s/ D. Mark Spencer D. Mark Spencer, a Manager